UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 15, 2010

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32875	76-3095469

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction
     As previously disclosed, on September 2, 2010, Burger King Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Burger King Worldwide Holdings, Inc. (formerly knows as Blue Acquisition Holding Corporation), a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”). In accordance with the terms of the Merger Agreement, on October 19, 2010, Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).
Item 1.01. Entry into a Material Definitive Agreement.
     Purchase Agreement
     On October 1, 2010, Sub entered into a Purchase Agreement (the “Purchase Agreement”) under which Sub agreed to sell $800,000,000 aggregate principal amount of 9.875% senior notes due 2018 (the “Notes”) to J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein (the “Initial Purchasers”). The Notes were issued on October 19, 2010. Concurrently with the consummation of the Merger, Burger King Corporation, a Florida corporation and a wholly-owned subsidiary of the Company (“BKC”), entered into a Joinder Agreement to the Purchase Agreement with the Company and the other guarantors of the Notes pursuant to which BKC assumed all rights and obligations of Sub under the Purchase Agreement and the Company and the other guarantors of the Notes became bound by the terms of the Purchase Agreement (the “Joinder Agreement to the Purchase Agreement”).
     As discussed below under Item 5.01, the net proceeds were used to fund a portion of the acquisition of shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) in the Offer (as defined below) and the Merger.
     The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.
     Indenture
     On October 19, 2010, Sub, as the initial issuer, and Wilmington Trust FSB, as trustee, executed an indenture pursuant to which the Notes were issued (the “Indenture”). On October 19, 2010, Sub, BKC, the Company, as a guarantor, and the other guarantors entered into a supplemental indenture (the “Supplemental Indenture”) pursuant to which BKC assumed the obligations of Sub under the Indenture and the Notes and the Company and the other guarantors guaranteed the Notes on a senior basis. The Notes bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year, commencing on April 15, 2011. The Notes mature on October 15, 2018.
     BKC may redeem the Notes, in whole or in part, at any time on or after October 15, 2014 at the applicable redemption price, plus accrued and unpaid interest, if any, and additional interest, if any, to the date of redemption. In addition, at any time prior to October 15, 2013, BKC may redeem up to 35% of the original principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, and additional interest, if any, to the date of redemption. At any time prior to October 15, 2014, BKC may also redeem some or all of the Notes at a price equal to 100% of the principal amount plus a “make-whole premium” plus accrued and unpaid interest, if any, and additional interest, if any.
     The Notes are BKC’s senior unsecured obligations and rank equally in right of payment with all of BKC’s existing and future unsecured senior debt and senior in right of payment to all of BKC’s existing and future subordinated debt. The Notes will be effectively subordinated to any of BKC’s existing and future secured debt to the extent of the value of the assets securing such debt. The Notes guarantees are the guarantors’ senior unsecured obligations and rank equally in right of payment with all of the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of the guarantors’ existing and future subordinated debt. In addition, the Notes and the Notes guarantees will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of BKC’s nonguarantor subsidiaries.

     If a Change of Control (as defined in the Indenture) occurs, each holder of Notes will have the right to require BKC to repurchase all or any part of such holder’s Notes at a repurchase price equal to 101% of the aggregate principal amount of any Notes plus accrued and unpaid interest, if any, and additional interest, if any.
     The Indenture provides that the following are an Event of Default (as defined in the Indenture) with respect to the Notes (1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes; (2) default for 30 days or more in the payment when due of interest or additional interest on or with respect to the Notes; (3) failure by BKC or any guarantor for 60 days after receipt of written notice given by the trustee or the holders of not less than 25% in principal amount of the outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes; (4) default under any mortgage, indenture or instrument for money borrowed by BKC or any of its Restricted Subsidiaries (as defined in the Indenture) or the payment of which is guaranteed by BKC or any of its Restricted Subsidiaries, other than Indebtedness (as defined in the Indenture) owed to BKC or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both: (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay the principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more; (5) failure by BKC or any Significant Subsidiary (as defined in the Indenture) to pay final judgments aggregating in excess of $50.0 million (net of amounts covered by insurance policies or indemnities), which judgments are not paid, discharged or stayed for a period of more than 60 days; (6) certain events of bankruptcy or insolvency with respect to BKC or any Significant Subsidiary; or (7) the Company’s guarantee or the guarantee of any Significant Subsidiary ceases to be in full force and effect or is declared null and void, or any responsible officer of the Company or any Significant Subsidiary denies that it has any further liability under the guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any guarantee in accordance with the Indenture.
     If any Event of Default occurs and is continuing (other than of a type specified in clause (6) above), the trustee under the Indenture or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. If certain bankruptcy and insolvency Events of Default specified in the Indenture occur with respect to BKC, all outstanding Notes will become due and payable without any other act on the part of the trustee or the holders.
     The Indenture contains customary covenants, including restrictions on BKC’s ability to incur additional indebtedness and guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock; prepay, redeem or repurchase certain debt; make loans and investments; sell or otherwise dispose of assets; incur liens; enter into transactions with affiliates; alter the businesses BKC conducts; enter into agreements restricting BKC’s subsidiaries’ ability to pay dividends; and consolidate, merge or sell all or substantially all of BKC’s assets. The covenants are subject to a number of exceptions and qualifications.
     Certain of the Initial Purchasers or their respective affiliates have performed, from time to time, various financial advisory, investment banking and commercial banking services for BKC, the Company and their affiliates. Affiliates of certain of the Initial Purchasers are lenders under the New Credit Facilities (as described below) and will receive a portion of the net proceeds of the Notes and the New Credit Facilities in connection with the repayment of debt under the Company’s prior senior credit facility.

     Registration Rights Agreement
     On October 19, 2010, in connection with the issuance of the Notes, Sub entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Purchasers. Concurrently with the consummation of the Merger, BKC entered into a Joinder Agreement to the Registration Rights Agreement with the Company and the other guarantors of the Notes pursuant to which BKC assumed all rights and obligations of Sub under the Registration Rights Agreement and the Company and the other guarantors became bound by the terms of the Registration Rights Agreement (the “Joinder Agreement to the Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement and the Joinder Agreement to the Registration Rights Agreement, BKC, the Company and the other guarantors agreed to use their respective reasonable best efforts to file and have declared effective a registration statement with respect to an offer to exchange the Notes for registered Notes under the Securities Act of 1933, as amended (the “Securities Act”), and to complete such exchange offer prior to October 19, 2011. BKC, the Company and the other guarantors have also agreed to file a shelf registration statement for the resale of the notes and guarantees if the exchange offer is not available or cannot be effected within such time. If the exchange offer is not completed or the shelf registration statement is not effective prior to October 19, 2011, additional interest on the Notes will accrue at the rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period thereafter, until the registration obligations are fulfilled, up to a maximum of 1.00% per annum.
     New Senior Credit Facilities
     On October 19, 2010, BKC, as borrower, entered into the Credit Agreement dated as of October 19, 2010 with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time (the “New Credit Agreement”). The New Credit Agreement provides for (i) two term loans in an aggregate principal amount of $1,510.0 million and €250.0 million under the new senior secured term loan facility (the “New Term Loan Facility”) and (ii) a new senior revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “New Revolving Credit Facility,” and together with the New Term Loan Facility, the “New Credit Facilities”). Concurrently with the consummation of the Merger, the full amount of the two term loans was drawn, no revolving loans were drawn, and approximately $38.0 million of letters of credit were issued in order to backstop, replace or roll-over existing letters of credit under the Company’s prior credit agreement, which was repaid as of the consummation of the Merger.
     The New Term Loan Facility has a six-year maturity. The New Revolving Credit Facility has a five-year maturity. The principal amount of the New Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the New Term Loan Facility for the first five and three-quarter years, with the balance payable at maturity.
     Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (1) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by BKC or any of its Restricted Subsidiaries (as defined in the New Credit Facilities) in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (2) 100% of the net cash proceeds from issuances or incurrences of debt by BKC or any of its Restricted Subsidiaries (other than indebtedness permitted by the New Credit Facilities); and (3) 50% (with stepdowns to 25% and 0% based upon achievement of specified total leverage ratios) of annual excess cash flow of BKC and its Restricted Subsidiaries.
     At BKC’s election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to 3.50% or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin equal to 4.75% for loans under the euro tranche of the New Term Loan Facility and approximately 4.50% for loans under the U.S. dollar tranche of the New Term Loan Facility and loans under the New Revolving Credit Facility. Borrowings under the New Term Loan Facility will be subject to a floor of 1.75% in the case of Eurocurrency loans and 2.75%, in the case of other types of loans. The applicable margin for loans under the New Revolving Credit Facility will be adjusted after the completion of BKC’s first full fiscal quarter after the closing of the Merger based upon BKC’s total leverage ratio.

     The New Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of BKC and its Restricted Subsidiaries to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the transactions contemplated by the Merger Agreement); sell assets (with exceptions for, among other things, sales of company-owned restaurants to existing or prospective franchisees, subject to certain restrictions); pay dividends and make other payments in respect of capital stock; make capital expenditures; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into certain speculative hedging arrangements; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change its line of business.
     In addition, under the New Credit Facilities, BKC will be required to maintain a specified minimum interest coverage ratio and not exceed a specified maximum total leverage ratio.
     The New Credit Facilities contain customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; non-perfection of security interest; changes in the passive holding company status of the direct parent company of the borrower; and a change of control. BKC’s ability to borrow under the New Credit Facilities will be dependent on, among other things, its compliance with the above-described financial ratios. Failure to comply with these ratios or the other provisions of the New Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the New Revolving Credit Facility and permit the acceleration of all outstanding borrowings under the New Credit Agreement.
     In connection with the New Credit Facilities, the Company, Sub, BKC and certain of BKC’s subsidiaries (the “Subsidiary Guarantors”) entered into a Guarantee and Collateral Agreement (the “Guarantee and Collateral Agreement”), dated as of October 19, 2010 in favor of JPMorgan Chase Bank, N.A., as administrative agent. Upon the consummation of the Merger, pursuant to the Guarantee and Collateral Agreement, the Company and the Subsidiary Guarantors guaranteed amounts borrowed under the New Credit Facilities. Additionally, amounts borrowed under the New Credit Facilities and any swap agreements and cash management arrangements provided by any lender party to the New Credit Facilities or any of its affiliates are secured on a first priority basis by a perfected security interest in substantially all of BKC’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of BKC and each of its direct and indirect Restricted Subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries).
     The description above does not purport to be complete and is qualified in its entirety by the Purchase Agreement, the Joinder Agreement to the Purchase Agreement, the Indenture, the Supplemental Indenture, the Registration Rights Agreement, the Joinder Agreement to the Registration Rights Agreement, the New Credit Agreement, and the Guarantee and Collateral Agreement, copies of which are filed as exhibits hereto and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 is incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Sub commenced a tender offer (the “Offer”) on September 16, 2010 to acquire all of the outstanding Shares at a purchase price of $24.00 per share, net to the holder in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 16, 2010, and the related Letter of Transmittal, each as amended or supplemented from time to time.
     On October 15, 2010, Parent announced the completion of the Offer. The initial offering period of the Offer expired at midnight, New York City time, on October 14, 2010. According to BNY Mellon, the depositary for the Offer, 128,192,385.1523 Shares were validly tendered and not properly withdrawn (including 7,047,235.9946 Shares tendered pursuant to notices of guaranteed delivery), which represented approximately 93.8% of the outstanding Shares. Sub has accepted for payment all Shares that were validly tendered and not withdrawn, and payment for such Shares has been made, in accordance with the terms of the Offer.
     In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on October 19, 2010 that each Share (other than shares of Company Common Stock owned by Parent or Sub or by stockholders who have validly exercised their appraisal rights under Delaware law) was cancelled and automatically converted into the right to receive $24.00 per Share in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration Under Section 12(b) on Form 25 to delist and deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Trading of the Company Common Stock on the NYSE was suspended as of the opening of trading on October 20, 2010.

Item 3.03.	Material Modification to Rights of Security Holders.
     At the effective time of the Merger, each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by Parent or Sub or by stockholders who have validly exercised their appraisal rights under Delaware law, was converted into the right to receive cash in an amount equal to the Offer Price.

Item 5.01.	Changes in Control of Registrant.
     As a result of the acceptance of shares of Company Common Stock in the Offer on October 15, 2010, a change of control of the Company occurred. Upon the effectiveness of the Merger, the Company became a wholly-owned subsidiary of Parent. The disclosure under Item 3.01 is incorporated herein by reference. The total consideration for the change of control transaction was approximately $4.3 billion, including the repayment of the Company’s existing debt facilities and fees and expenses. The source of such funds was proceeds from the draw down of the New Term Loan Facility and the Notes, equity contributions from 3G Special Situations Fund II, L.P. and cash from BKC’s balance sheet.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Agreements of Certain Officers.
     In connection with the Merger and as contemplated by the Merger Agreement, all the directors of the Company prior to the Merger voluntarily resigned from the Company’s board of directors effective as of the effective time of the Merger on October 19, 2010. As discussed below, John Chidsey will remain on the board of directors and serve as co-chairman of the board of directors during the six-month transition period provided for in his amended employment agreement which was previously filed as Exhibit 10.62 to the Form 8-K filed by the Company with the SEC on September 3, 2010.
     Pursuant to the terms of the Merger Agreement, on October 19, 2010, the directors of Sub immediately prior to the effective time of the Merger became the directors of the Company following the Merger. The new directors of the Company are Peter Harf, Paul J. Fribourg, Carlos Alberto da Veiga Sicupira, Marcel Herrmann Telles and John Chidsey. Information about the new directors is contained in Annex III to the Schedule 14D-9 filed by the Company with the SEC on September 16, 2010.
     As previously disclosed in the Form 8-K filed by the Company with the SEC on September 3, 2010, in connection with the Merger, John Chidsey resigned as Chief Executive Officer and Peter Smith resigned as Executive Vice President, Chief Human Resources Officer, effective upon the consummation of the Merger. As previously announced on September 9, 2010, Bernardo Hees will become the new Chief Executive Officer of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.
     In connection with the consummation of the Merger, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws were amended and restated in their entirety to be identical to the Certificate of Incorporation and Bylaws of Sub as in effect immediately prior to the consummation of the Merger, except that the name of the surviving corporation set forth therein is “Burger King Holdings, Inc.”
     The material changes effected by the adoption of the new Bylaws are as follows:
•	Special meetings of the stockholders can be called by a majority of the board of directors, the chairman of the board of directors, or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of 50% of the outstanding shares of any series of capital stock. Previously special meetings of stockholders could only be called by a majority of the board of directors or the chairman of the board of directors.

•	The advance notice requirements for stockholders nominating a director or bringing other proposals at stockholder meetings were eliminated.

•	Stockholder action can be taken by written consent. Previously, stockholder action could be taken by written consent only if certain private equity funds affiliated with each of Bain Capital Partners, Goldman, Sachs & Co. and TPG Capital (collectively, the “Sponsors”) collectively owned 50% or more of the outstanding shares of Company Common Stock.

•	The number of directors shall be one or more. Previously, the number of directors was required to be at least 3 and no more than 15.

•	Vacancies on the board of directors can only be filled by a majority of the stockholders entitled to vote at an election of directors. Previously, vacancies could be filled by a majority of the directors, by a sole remaining director, or by the stockholders if the Sponsors collectively owned at least 50% of the outstanding shares of Company Common Stock.

•	The chairman of the board of directors, and any co-chairman, must be elected by the stockholders. Previously, the chairman was elected by the board of directors.

•	The indemnification and insurance provisions were moved to the Amended and Restated Certificate of Incorporation. There were no substantive changes to such provisions.
     The material changes effected by the adoption of the new Amended and Restated Certificate of Incorporation are as follows:
•	The authorized capital stock of the Company is 200,000 shares of Company Common Stock. Previously, the authorized capital stock of the Company was 310,000,000 shares consisting of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. In addition, previously the Company could issue blank-check preferred stock.

•	The article providing that the Sponsors have no obligation to offer the Company a corporate opportunity was removed.
     The foregoing descriptions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company do not purport to be complete and are qualified in their entirety by reference to such documents, which are filed as Exhibits 3.1 and 3.2 hereto and are incorporated by reference herein.

Item 8.01.	Other Events.
     On October 19, 2010 the Company and 3G Capital issued a joint press release announcing the consummation of the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Burger King Holdings, Inc.

3.2	Bylaws of Burger King Holdings, Inc.

4.2	Indenture, dated October 19, 2010, between Blue Acquisition Sub, Inc. and Wilmington Trust FSB, as trustee.

4.3
Supplemental Indenture, dated October 19, 2010, among Blue Acquisition Sub, Inc., Burger King Corporation, Burger King Holdings, Inc., Wilmington Trust FSB, as trustee, and the subsidiary guarantors party thereto.

10.66
Purchase Agreement, dated October 1, 2010, among Blue Acquisition Sub, Inc. and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein.

10.67
Joinder To Purchase Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein.

10.68
Registration Rights Agreement, dated October 19, 2010, among Blue Acquisition Sub, Inc. J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein.

10.69
Joinder to Registration Rights Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein.

10.70
Credit Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation, with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time.

10.71
Guarantee and Collateral Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation and the guarantors identified therein, in favor of JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Joint Press Release issued by the Company and 3G Capital on October 19, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
By:	/s/ Ben K. Wells
Ben K. Wells
Chief Financial Officer

Date: October 21, 2010